Exhibit 10.5

THE HILLSHIRE BRANDS COMPANY
2012 LONG-TERM INCENTIVE STOCK PLAN
FORM OF PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT NOTICE AND AGREEMENT

[INSERT PARTICIPANT NAME]

This Performance-Based Restricted Stock Unit Grant Notice and Agreement (this “Agreement”), made as of August 30, 2013 (the “Award Date”), by and between The Hillshire Brands Company, a Maryland corporation (the “Company”), and you is evidence of an award made pursuant to The Hillshire Brands Company 2012 Long-Term Incentive Stock Plan (the “Plan”), which is incorporated into this Agreement by reference. A copy of the Plan has been provided to you and is also available from the Company’s Compensation Department. Capitalized terms used but not defined herein have the meanings specified in the Plan.

1.    Performance-Based Restricted Stock Unit Award. Subject to the restrictions, limitations, terms and conditions specified in the Plan and this Agreement, the Company hereby awards to you as of the Award Date a target award of:

______ Performance Stock Units (PSUs)
which are considered Stock Awards under the Plan (the “Award”). The vesting of the Award is based both upon the Company’s performance during fiscal years 2014 – 2016 (FY 2014-2016) (the “Performance Period”) and your continued service with the Company or any of its subsidiaries (collectively, the “Hillshire Companies”) from the Award Date through August 31, 2016 (the “Vesting Period”), subject in each case to the terms and conditions set forth in this Agreement. The actual number of PSUs ultimately released, if any, shall be determined as of the last day of the Vesting Period (the “PSU Vesting Date”). Except as otherwise provided in the Plan, the PSUs shall be settled in shares of common stock of the Company (“Shares”).

2.     Vesting of the Award.

(a) Performance-Based Criteria. A number of the PSUs subject to the Award that become earned (the “Earned PSUs”) following the end of the Performance Period shall be based: (1) Fifty percent (50%) on the Company’s FY 2014-2016 Relative Total Stockholder Return (as defined below) in accordance with the performance levels and payout percentages set forth in the table below labeled “rTSR Table;” and (2) Fifty percent (50%) on the Company’s FY 2014-2016 Earnings Per Share Cumulative Annual Growth Rate (as defined below) in accordance with the performance levels and payout percentages set forth in the table below labeled “Adjusted EPS CAGR Table;” provided that, subject to the remainder of this Agreement, the vesting of such Earned PSUs shall be contingent on you remaining continuously employed with the Hillshire Companies through the PSU Vesting Date. For the avoidance of doubt, your period of continuous employment for purposes of vesting excludes any severance period.

rTSR Table
Company % Percentile Rank(1)	% of PSUs Earned(2)
≥ 75th	150%
50th	100%
25th	50%
< 25th	0%
(1) Percentile rank includes the Company in the calculation of Relative Total Stockholder Return performance.

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(2) Payouts between payout levels will be determined by linear interpolation.

Adjusted EPS CAGR Table
Company Adjusted EPS CAGR	% of PSUs Earned(1)
≥ 12.0%	150%
9.5%	125%
7.0%	100%
6.0%	75%
5.0%	50%
< 5.0%	0%
(1) Payouts between payout levels will be determined by linear interpolation.
(b) Committee Discretion. Notwithstanding the attainment of the performance measures with respect to the Award or anything herein to the contrary, in all cases, the Compensation and Employee Benefits Committee of the Company’s Board of Directors (the “Committee”) shall have the sole and absolute discretion to reduce the amount of any payment with respect to any portion of the Award that would otherwise be made to any participant or to decide that no payment shall be made. The Company shall not distribute the Shares subject to the Award, unless and until the Committee has certified that the applicable performance measures have been satisfied, which certification shall occur as soon as practicable following the last day of the Performance Period.
(c) Definitions. For purposes of this paragraph 2, the terms below have the following meanings:

i.
Adjusted EPS shall mean "adjusted diluted earnings per share," which is calculated by dividing the Company’s adjusted net income available to holders of Shares by the weighted average number of Shares outstanding, including dilutive stock options and any other convertible securities, if applicable. “Adjusted EPS” and “adjusted net income” exclude those significant items that are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total Company for the period in which the item is recognized, are not indicative of the Company’s core operating results and affect the comparability of underlying results from period to period.

ii.
Adjusted Earnings Per Share Cumulative Annual Growth Rate (Adjusted EPS CAGR) means the "compound annual growth rate" of Adjusted EPS over the Performance Period, measured against the Adjusted EPS for the Reference Period. Adjusted EPS CAGR shall be calculated using the Adjusted EPS figures included in the Company’s public filings with the Securities and Exchange Commission.

iii.
Final Average Stock Price means the average closing price of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 60 calendar days immediately preceding the last trading day of the Performance Period.

iv.
Initial Average Stock Price means the average closing price of a share of common stock of a company, as reported on the principal national stock exchange on which such common stock is traded, for the 60 calendar days immediately following the first trading day of the Performance Period.

v.	Peer Group means the following thirty-five (35) companies:

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Beam, Inc. (BEAM)	Kellogg Company (K)
Boston Beer Co. Inc. (SAM)	Lancaster Colony Corporation (LANC)
Boulder Brands, Inc. (BDBD)	McCormick & Company, Inc. (MKC)
Brown-Forman Corporation (BF-B)	Monster Beverage Corporation (MNST)
Campbell Soup Company (CPB)	National Beverage Corp. (FIZZ)
Chiquita Brands International Inc. (CQB)	Pilgrim’s Pride Corporation (PPC)
Church & Dwight Co. Inc. (CHD)	Sanderson Farms, Inc. (SAFM)
ConAgra Foods, Inc. (CAG)	Seneca Foods Corp. (SENEA)
Constellation Brands Inc. (STZ)	Smithfield Foods, Inc. (SFD)
Dean Foods Company (DF)	Snyder’s-Lance, Inc. (LNCE)
Dole Food Company Inc. (DOLE)	The Clorox Company (CLX)
Dr. Pepper Snapple Group, Inc. (DPS)	The Hain Celestial Group, Inc. (HAIN)
Energizer Holdings Inc. (ENR)	The Hershey Company (HSY)
Flowers Foods, Inc. (FLO)	The J.M. Smucker Company (SJM)
General Mills, Inc. (GIS)	The Whitewave Foods Company (WWAV)
Green Mountain Coffee Roasters, Inc. (GMCR)	Tootsie Roll Industries Inc. (TR)
Hormel Foods Corporation (HRL)	Treehouse Foods, Inc. (THS)
J&J Snack Foods Corp. (JJSF)

vi.	Reference Period means the most recent fiscal year preceding the beginning of the Performance Period.

vii.	Relative Total Stockholder Return (rTSR) means the Company’s Total Stockholder Return percentile rank compared to the Total Stockholder Return of the Peer Group over the Performance Period.

viii.
Total Stockholder Return (TSR) means the cumulative rate of return on a share of common stock, as measured by dividing (A) the sum of the cumulative amount of dividends for the Performance Period, assuming dividend reinvestment, and the difference between the Initial Average Stock Price and the Final Average Stock Price by (B) the Initial Average Stock Price. TSR will only be calculated for a company in the Peer Group, and included in the rTSR determination, if such company is publicly-traded for the entire Performance Period.

3.    Acceptance of Terms and Conditions. By electronically acknowledging and accepting this Award, you agree to be bound by all of the terms and conditions contained in this Agreement, the Plan, the Non-Competition, Non-Solicitation and Confidentiality Agreement, and any and all conditions established by the Company in connection with Awards issued under the Plan, and understand that this Award neither confers any legal or equitable right (other than those rights constituting the Award itself) against the Company directly or indirectly, nor does it give rise to any cause of action at law or in equity against the Company. In order to vest in the Award described in this Agreement, you must have accepted the Award within 45 calendar days after receipt of this Agreement.

4.    Dividend Equivalents. Subject to the restrictions, limitations and conditions as described in the Plan, dividend equivalents payable on the PSUs will be credited (in cash, without interest) on your behalf at the time that dividends are otherwise paid to owners of the Company’s common stock. Dividend equivalents will be settled and paid at the same time as the vested PSUs are settled pursuant to the terms of this Agreement. The dividend equivalents credited in connection with the PSUs vest, and are subject to risk of forfeiture, based on the achievement of performance goals to the same extent as the PSUs to which such dividend equivalents have been credited.

5.    Distribution of the Award. If the distribution is subject to tax withholding, such taxes will be settled by withholding cash and/or a number of Shares with a market value equal to the minimum amount of such taxes. Any cash from dividend equivalents remaining after withholding taxes are paid will be paid in cash to

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you. The net number of Shares to be distributed will be delivered to your electronic stock plan account on or as soon as practicable after the PSU Vesting Date (but in no event later than March 15th of the first calendar year immediately following the PSU Vesting Date). If withholding of taxes is not required, none will be taken and the gross number of Shares and dividend equivalents will be distributed to you in accordance with this paragraph 5. You are personally responsible for the proper reporting and payment of all taxes related to the settlement of the Award.

6.    Death, Total Disability or Retirement. If you cease active employment (i.e., cease to be coded as active on the payroll system) with the Hillshire Companies, because of your death or because you become Totally Disabled (as defined under the appropriate long-term disability benefit plan of the Hillshire Companies, if applicable), the Award shall continue to vest after such termination based on the Company’s actual performance and any Earned PSUs shall be distributed to you or your estate at the same time as the Earned PSUs, if any, would have been distributed to you had you continued in active employment with the Hillshire Companies. In the case of your attaining age 55 or older and if you have at least 10 years of service with the Hillshire Companies when your employment terminates, or in the case of your attaining age 65, regardless of service, the Award will continue to vest after your termination based on the Company’s actual performance and any Earned PSUs shall be distributed to you at the same time the Earned PSUs, if any, would have been distributed to you had you continued in active employment with the Hillshire Companies. These provisions apply only to the Award under this Agreement; other awards may have different provisions.

7.    Involuntary Termination, Voluntary Termination and Non-Severance Event Termination. The following provisions apply only to the Award granted under this Agreement; other awards may have different provisions

(a)    Involuntary Termination. If your employment with the Hillshire Companies is terminated and you are eligible to receive severance benefits under The Hillshire Brands Company Severance Plans for Corporate Officers, the Severance Pay Plan, the Severance Pay Plan for Key Executives, the Severance Pay Plan for Certain Events or any other written severance plan of the Hillshire Companies (collectively, a “Severance Event Termination”), you will be eligible to receive a prorated distribution that is determined by multiplying the Earned PSUs covered by the Award by a fraction, the numerator of which is the number of months of your active service from Award Date through the date your employment terminates (not including the severance period), and the denominator of which is the number of months from Award Date through the PSU Vesting Date.

In the event that the division, business unit or business segment of the Hillshire Companies to which at least 80% of your time is dedicated or from which you are on leave of absence is sold, closed, spun off or otherwise divested and, as a result of such transaction, your employment with the Hillshire Companies is terminated, the Committee shall have discretion regarding the treatment of your Award upon the consummation of such transaction, which treatment may include without limitation acceleration of vesting and settlement of all or a portion of the Award or substitution of the Award.  The decision of the Committee regarding any such treatment shall be final, binding and conclusive.

(b)    Voluntary Termination and Non-Severance Event Termination. If your employment terminates for reasons other than those described above (i.e., you voluntarily terminate employment with the Hillshire Companies or your employment is terminated by the Hillshire Companies such that you are not eligible for severance pay under any of the severance plans of the Hillshire Companies), then the Award shall be canceled on the date your employment terminates, with no pro-rata vesting.

8.    Change of Control.

(a)Satisfaction of Performance Conditions. As of the date of a Change of Control, the performance criteria under the Award shall be deemed to have been met and your Earned PSUs shall be deemed equal to 100% of the number of PSUs stated in Section 1 of this Agreement.

FY14-16 PSU Award

(b)    Acceleration of Vesting Prior to the PSU Vesting Date. If you have a Qualifying Termination, all restrictions and forfeiture conditions on the Earned PSUs, determined in accordance with subsection (a) above, shall automatically lapse upon your Qualifying Termination; provided, however, that if the transaction giving rise to the Change of Control is an offer to purchase all of the Company’s outstanding voting stock for cash or if you have a Qualifying Termination within six (6) months preceding a Change of Control, then the restrictions and forfeiture conditions on the PSUs shall lapse immediately prior to the Change of Control. Such PSUs shall be settled or paid within ten (10) business days after the date such restrictions and forfeiture conditions lapse unless the transaction giving rise to the Change of Control is an offer to purchase all of the Company’s outstanding voting stock for cash, in which case such PSUs shall be settled or paid in the same manner and at the same time as cash consideration is paid to holders of shares of outstanding common stock of the Corporation. Notwithstanding the foregoing, if you are or could become eligible for retirement vesting pursuant to Section 6 of this Agreement prior to the PSU Vesting Date, your PSUs shall be settled or paid upon your separation from service (if your separation from service occurs before the PSU Vesting Date), but only if your separation from service occurs within two (2) years following a “change in control event,” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and in all other circumstances your PSUs shall be settled or paid upon your PSU Vesting Date (or such earlier date as may be permitted under Section 409A of the Code).

(c)    Definition of Cause. For purposes of this Agreement, “Cause” shall mean a determination by the Company that you have willfully engaged in conduct materially injurious to the Company or have committed a crime involving dishonesty, moral turpitude or other disreputable behavior, including, but not limited to, a violation of the Company’s Global Business Standards.

(d)    Definition of Change of Control. For purposes of this Agreement, “Change of Control” shall have the meaning set forth in the Plan.

(e)    Definition of Good Reason. For purposes of this Agreement, “Good Reason” shall have the meaning set forth in the Company’s Severance Plans for Corporate Officers, if you are a participant therein, or otherwise, “Good Reason” shall mean any of the following actions, if taken without your written consent: (i) a material diminution in your base salary; (ii) a material diminution in your authority, duties or responsibilities; (iii) a requirement by the Company that you move your place of employment more than 50 miles from your place of employment prior to such move; or (iv) a material breach by the Company of any material agreement between the Company and you. Your employment with the Company may be terminated for Good Reason only if (A) you provide written notice to the Company of the occurrence of the Good Reason event (as described above) within 90 days after you have knowledge of the circumstances constituting Good Reason, which notice shall specifically identify the circumstances which you believe constitute Good Reason, (B) the Company fails to correct the circumstances constituting “Good Reason” within 30 days after such notice, and (C) you resign within 120 days after the initial existence of such circumstances.

(f)    Definition of Qualifying Termination. For purposes of this Agreement, a “Qualifying Termination” shall mean either of the following events:

i.	any termination of your employment by the Company for reasons other than Cause within six (6) months preceding or within two (2) years following a Change of Control; or

ii.	a voluntary termination by you for Good Reason within two (2) years following a Change of Control pursuant to a written notice of termination that you deliver to the Company.

     9.    Non-Competition/Non-Solicitation/Confidentiality. As a condition to your receipt of this PSU grant, you must electronically accept a Non-Competition, Non-Solicitation and Confidentiality Agreement within 45 calendars days after receipt of this Agreement. Please carefully read the Non-Competition, Non-Solicitation and Confidentiality Agreement in its entirety and feel free to have your lawyer review it prior to accepting it.

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10.     Adjustment of the Award. In the event of any change in the capital structure of the Company (including but not limited to a stock dividend, stock split, reverse stock split, combination or exchange of securities, merger, consolidation, recapitalization, spin-off, split off, liquidation or other distribution of any or all of the assets of the Company to stockholders, other than normal cash dividends) or any change in any rights attendant to any class of authorized securities of the Company (an “Adjustment Event”), the Committee shall make proportionate adjustments with respect to the number and class of securities subject to the Award and the performance measures set forth in paragraph 2 to reflect such Adjustment Event and to maintain the Award’s intrinsic and fair value; provided, that the Committee shall retain discretion with respect to how any such proportionate adjustments shall be made. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

11.    Forfeiture/Adjustment.

(a) Misconduct/Restatement. Notwithstanding anything contained in this Agreement to the contrary, you may forfeit all or a portion of the Award and/or be required to repay the Company, or you may be entitled to a decreased or increased Award, upon the occurrence of any of the following events:

i.
Misconduct. If you engage in any activity contrary or harmful to the interests of the Hillshire Companies, including but not limited to: (i) competing, directly or indirectly (either as owner, employee or agent), with any of the businesses of the Hillshire Companies, (ii) violating any policies of the Hillshire Companies, (iii) soliciting any present or future employees or customers of the Hillshire Companies to terminate such employment or business relationship(s) with the Hillshire Companies, (iv) disclosing or misusing any confidential information regarding the Hillshire Companies, or (v) participating in any activity not approved by the Board of Directors of the Company which could reasonably be foreseen as contributing to or resulting in a Change of Control of the Company (such activities to be collectively referred to as “wrongful conduct”), then (A) the Award, to the extent it remains restricted, shall terminate automatically on the date on which you first engaged in such wrongful conduct, and (B) if the wrongful conduct occurred within six months following the PSU Vesting Date, you shall pay to the Company in cash any financial gain you realized from the vesting of the PSU. For purposes of this paragraph 11, financial gain shall equal the Fair Market Value of the Shares on the PSU Vesting Date multiplied by the number of PSUs actually distributed pursuant to the Award, reduced by any taxes paid in countries other than the United States which taxes are not otherwise eligible for refund from the taxing authorities.

ii.
Restatement of Financial Results. This paragraph 11(a)(ii) applies to you only if you are an “officer” of the Company, as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, at the time you received this Award (“Officer Participant”). If you are an Officer Participant and you vest in an Award (including distributions of any deferred incentive awards, if applicable), which vesting was predicated upon the Company achieving certain financial results (the “Original Amount”), and within two years after the PSU Vesting Date, the Company restates its financial statements due to material noncompliance with financial reporting requirements under the securities laws (such restated financial statements, the “Restated Financials”), then the vested amount of the Award shall be recalculated based on the Restated Financials (the “Adjusted Amount”). If the Original Amount is greater than the Adjusted Amount, then on the date on which the Company files the Restated Financials with the Securities and Exchange Commission (“SEC”), any vested portion of this Award that has not yet been distributed automatically shall be reduced by an amount equal to (i) the Original Amount, less (ii) the Adjusted Amount. If the Adjusted Amount is greater than the Original Amount, then on the date on which the Company files the Restated Financials with the SEC, any vested amount that has not yet been distributed automatically shall be increased by an amount equal to (A) the Adjusted Amount, less (B) the Original Amount. If the incentive award already has been

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distributed then, as soon as practicable after the date on which the Company files the Restated Financials with the SEC, (x) you shall pay to the Company, in cash, any financial gain you realized from the vesting of the incentive award that is attributable to the excess of the Original Amount over the Adjusted Amount, if the Original Amount is greater than the Adjusted Amount, or (y) the Company shall pay to you, in cash, an amount equal to the excess of the Adjusted Amount over the Original Amount, if the Adjusted Amount is greater than the Original Amount. No interest will be due to or paid by the Company or you to the other with respect to any such true up payment. The Committee may determine, in its discretion and based on the circumstances leading to the Company’s filing of Restated Financials with the SEC, that any recoupment or payment under this paragraph 11(a)(ii) is not practical and may elect to forego the application of this paragraph 11(a)(ii).

(b)    Clawback. The Award and the Shares delivered pursuant to this Agreement are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

(c)    Offset. By accepting this PSU, you consent to and authorize the Hillshire Companies to deduct from any amounts payable by the Hillshire Companies to you, any amounts you owe to the Company under this paragraph 11. This right of set-off is in addition to any other remedies the Company may have against you for breach of this Agreement or the Non-Competition, Non-Solicitation and Confidentiality Agreement electronically accepted by you pursuant to paragraph 9.

12.    Rights as a Stockholder. You will have no rights as a stockholder with respect to any of the PSUs subject to the Award until and unless you receive Shares following vesting of these PSUs.

13.    Conformity with the Plan. The Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan.

14.    Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of the Plan or this Agreement will be determined and resolved by the Committee or its delegate. Such determination or resolution by the Committee or its delegate will be final, binding and conclusive for all purposes.

15.    Employment Rights. Nothing in the Plan or this Agreement confers on you any right to continue in the employ of the Hillshire Companies or in any way affects the Hillshire Companies’ right to terminate your employment without prior notice any time for any reason.

16.    Consent to Transfer Personal Data. By accepting this Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. The Hillshire Companies hold certain personal information about you, that may include your name, home address and telephone number, fax number, email address, sex, beneficiary information, age, language skills, date of birth, social security number or other employee identification number, job title, employment or severance contract, current wage and benefit information, tax-related information, plan or benefit enrollment forms and elections, option or benefit statements, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Hillshire Companies will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Hillshire Companies may further transfer Data to any third parties assisting the Hillshire Companies in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain

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and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company.

17.    Miscellaneous.

(a)    Modification. The Award is documented by the minutes of the Committee and or as approved by the CEO for non-corporate officers, which records are the final determinant of the number of PSUs granted and the conditions of this grant. The Committee may amend or modify the Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such PSUs, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. Except as in accordance with the two immediately preceding sentences and paragraph 18, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

(b)    Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement shall be governed by the internal laws of the State of Illinois, including matters of validity, construction and interpretation. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in Chicago, Illinois, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

(c)    Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

(d)    Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

(e)    Transferability. The Award is not transferable or assignable other than (i) by will or the laws of descent and distribution, (ii) pursuant to the beneficiary designation procedures approved by the Committee, or (iii) pursuant to an assignment or transfer without consideration to a Permitted Assignee under the Plan, if permitted by the Committee. Your interests in the PSUs are not subject to your debts or other obligations and, except as may be required by the tax withholding provisions of applicable law, may not be voluntarily sold, transferred, alienated, assigned or encumbered, except as provided in this paragraph.

18.    Amendment. Notwithstanding anything in the Plan or this Agreement to the contrary, the Award may be amended by the Company without the consent of you, including but not limited to modifications to any of the rights granted to you under the Award, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law.

19.    Section 409A. This Agreement is intended to be exempt from Section 409A of the Code pursuant the short-term deferrals exception described in Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent possible, and any Earned PSUs shall be distributed no later than the later of (1) the 15th day of the third month of the calendar year following the calendar year in which your right to the Earned PSUs ceased being subject to a substantial risk of forfeiture, and (2) the 15th day of the third month of the Company’s fiscal year following the Company’s fiscal year in which your right to the Earned PSUs ceased being subject to a

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substantial risk of forfeiture. Notwithstanding any other provision in this Agreement, if you are a “specified employee,” as defined in Section 409A of the Code, as of the date of your separation from service, then to the extent any amount payable to you (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon your separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of your separation from service, such payment shall be delayed until the earlier to occur of (a) the first business day following the six-month anniversary of the separation from service and (b) the date of your death.

FY14-16 PSU Award